                                                                  Exhibit 3.1(g)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            GRADALL INDUSTRIES, INC.

         The original Certificate of Incorporation of International Crises Management, Ltd., nka Gradall Industries, Inc., was filed on May 3, 1985. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         FIRST: The name of the Corporation is Gradall Industries, Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is United States Corporation Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the United States Corporation Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred (100) shares, which shall be shares of common stock with the par value of one cent ($.01) each.

         FIFTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Any repeal or modification of the foregoing provisions of this Article FIFTH by the Stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to any acts or omissions of a director occurring prior to such repeal or modification.

         SIXTH: The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.

         SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         EIGHTH: Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

         NINTH: This Amended and Restated Certificate of Incorporation supersedes and replaces the presently existing Certificate of Incorporation of the Corporation.